FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES
2011 SECOND QUARTER FINANCIAL RESULTS

Well Positioned to Take Advantage of Growing Demand for Coal and Coke Products

PINGDINGSHAN, China – February 22, 2011 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced its financial results for the second quarter and six month period ended December 31, 2010.

Second Quarter 2011 Highlights
•	Revenues increased by nearly $2.0 million or 13%, due to higher prices of coke and coal products largely driven by the coal supply shortage.
•	Revenues from the sale of coke products increased by 12.6% to $9.5 million although total metric tons sold during the quarter decreased by 1.9%.
•	Average selling prices for raw coal, washed coal and coke increased by 18.7%, 20.0% and 15.6%, respectively.
•	Revenues from the sale of coal products increased by 14.6% to $7.2 million; total metric tons sold during the current quarter decreased by 39%. We have optimized our product mix to maximize results:
o	We increased our washed coal sales significantly and took advantage of higher selling prices created by the tight coal supply.
o	Conversely, raw coal sales declined as we had a limited amount available to sell, even after the limited resumption of operations at our Hongchang Mines in late 2010.
•
The construction of our new coking facility is moving ahead and at completion, is expected to increase our capacity by 900,000 metric tons annually (to a total of 1.1 million metric tons annually) and to enhance our margins. Additionally, our cost estimate for construction of the facility has been reduced from $70 million to $60 million.

SinoCoking’s Chairman and CEO, Mr. Jianhua LV noted, “The 13% increase in revenues was achieved despite the decrease in total metric tons produced and sold for both coal and coke products.  As was the case in the first quarter, our results continued to be significantly impacted by two primary factors: a) the government plan initiated in late 2009 to consolidate the small- and mid-sized coal mines with annual production capacities of between 150,000 and 300,000 metric tons in Henan province, and b) the temporary moratorium of mining operations in late June 2010 in connection with an industry-wide safety inspection prompted by the consolidation initiative. Additionally, the Company’s supply agreement with Zhengzhou Coal Group has not immediately produced the planned revenue and profit due to the lack of supply available from Zhengzhou Coal Group which was related to the overall industry coal shortage.  While we are confident that this relationship will still produce significant benefits to the Company, the ramp up has been slower than originally planned.”

SinoCoking News Release	Page 2

Mr. Lv added, “While these factors have significantly impacted our last several quarters and are not within the Company’s control, we believe they will be resolved very soon.  We have and will continue to take the steps necessary to position the Company for long term growth.  We are focusing our efforts in areas of the business that we can control.  We strongly believe that SinoCoking is well positioned to take advantage of the growing long term demand for coal and coke products and are confident we will see the results of these efforts in the near future.”

In December 2010, SinoCoking created Henan Zhonghong Energy Investment Co., Ltd. in anticipation of a planned joint-venture with Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”), a state-owned enterprise (SOE) and a provincial level qualified mine consolidator.  The Company has been working on this joint-venture for a significant period of time and believes it can have many positive and far-reaching effects on its business once finalized.  The Company is pleased to report that it is working diligently to finalize its agreement with Henan Coal Seam Gas, and will make a formal announcement once a definitive agreement is in place.

In the meantime, the Company remains committed to growing its top and bottom lines by executing on its business plan, including:

(1)
Completion of the 900,000 metric tons coking facility which, when completed, is projected to produce a number of higher-margin byproducts including benzol, sulfur and ammonium sulfate.  At full capacity, the new facility is expected to generate approximately $100-$150 million of revenues and contribute $20-$25 million to net income per year.

(2)	Completion of its previously announced coal mine acquisitions allowing the Company to reach 1 million metric tons of capacity prior to March 31, 2011.

(3)	Continue our strategic cooperation with Zhengzhou Coal Group in order to diversify the Company’s coal resource supply base.

(4)	Purify and select level-10 washed coal, which is in high market demand and will help broaden the Company’s product portfolio.

Concluding, Mr. Lv commented, “2010 has been a very dynamic period for the Chinese coal industry as a whole and SinoCoking in particular. While we are disappointed with the results of the last few quarters, we believe we have positioned the Company well to take advantage of the tremendous growth forecasted for our industry.  I am optimistic that the strategic decisions we have taken over the last several months will put SinoCoking in a leadership position in the markets we serve long into the future.”

Revenues

Our revenues for the three months ended December 31, 2010 increased by $1,981,374, or 13.42%, from a year ago.  Our revenues for the six months ended December 31, 2010, however, decreased by $3,139,625, or 9.54%, from a year ago, despite higher coke and coal prices and more coke sales.

The higher coke revenues for the six months ended December 31, 2010 benefitted from the higher average sale price period over period as well as higher sales volume from improved market during the three months ended September 30, 2010.

SinoCoking News Release	Page 3

Cost of Revenue

Cost of revenue increased to $9,634,955 for the three months ended December 31, 2010, from $8,736,811 a year ago. The increase was primarily due to the increased cost of obtaining coal, and the cost associated with producing washed coal products.

Cost of revenue for the six months ended December 31, 2010 increased to $17,999,064, from $17,805,876 a year ago, driven also by the increased cost to obtain coal, as well as by increased coke sales.

Gross Profit

Gross profit for the three months period ended December 31, 2010 increased to $7,110,377 from $6,027,147 for the three months period ended December 31, 2009, mainly as a result of increased revenues for both coal and coke products, despite decrease in overall sales volume and increase in cost of revenue period over period. Gross profit for the six months ended December 31, 2010, however, decreased to $11,754,730, from $15,087,543 a year ago, as increase in sales of coke products could not make up for the significant decrease in sales of coal products throughout the 2010 period.

Operating Expenses

Operating expenses, which consisted of SG&A expenses, increased by $476,463 and $1,068,961 for the three and six month periods ended December 31, 2010, respectively, as compared to the same periods in 2009, mainly due to auditing and legal fees incurred to comply with reporting obligations as a U.S. public company, as well as travel, and accrued compensations.

Net (loss) income

Including the change in fair value of warrants, we reported a net loss of $6,989,723 for the three months ended December 31, 2010, as compared to net income of $4,736,299 a year ago, a decrease of $11,726,022, and net income of $8,492,275 and $11,283,676 for the six months ended December 31, 2010 and 2009, respectively, a decrease of $2,791,401.

Net Cash Provided by Operating Activities

Net cash used in operating activities for the six months ended December 31, 2010 was $7,157,870 as compared to net cash provided by operating activities of $7,167,034 for the same period ended December 31, 2009. Our accounts receivable increased by $10.3 million which was caused by credit tightening measures taken by the government near the end of 2010 to control inflation, which impacted Chinese steel factories that rely heavily on their bank credit lines.

Net Cash Used in Investing Activities

Net cash used in investing activities for the six months ended December 31, 2010 increased to $10,570,681 from $4,303,258 for the same period in 2009.  The primary use of funds for the 2010 period was approximately $7.5 million of deposits in connection with coal mine acquisitions, approximately $3.5 million for purchase of additional land use rights to expand the site of our new coking plant still under construction, and prepayments and payments of approximately $1.3 million to contractors and equipment vendors in connection with the new coking plant. We received approximately $1.2 million in refund from one of our contractors.

Net Cash provided by Financing Activities

Net cash provided by financing activities for the six month period ended December 31, 2010 was $5,116,409, as compared to $2,797,248 used the same period in 2009.

SinoCoking News Release	Page 4

Conference Call

SinoCoking’s Chairman and CEO, Mr. Jianhua LV and CFO, Mr. Sam Wu will host a conference call today, February 22nd at 8:00 am ET to discuss these results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.

Interested parties may participate in the call by dialing: (201) 689-8354.  Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call.  After opening remarks, there will be a question and answer period.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet.  To listen to the webcast, please go to http://www.investorcalendar.com/IC/CEPage.asp?ID=163545 at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 metric tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

SinoCoking News Release	Page 5

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu	The Equity Group Inc.
Chief Financial Officer	Lena Cati / lcati@equityny.com / (212) 836-9611
+ 86-375-2882-999	Linda Latman / llatman@equityny.com / (212) 836-9609
wuzan@vip.sina.com	www.theequitygroup.com

#### ####

See Accompanying Tables

SinoCoking News Release	Page 6

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2010	2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$4,958,570	$17,403,008
Restricted cash	27,629,000	22,902,000
Loans receivable	2,069,485	2,513,308
Notes receivable	180,747	1,045,830
Accounts receivable, trade, net	15,912,667	5,304,684
Other receivables	11,196,005	479,121
Other receivables - related parties	-	477,052
Inventories	2,062,284	2,261,816
Advances to suppliers	9,873,028	5,509,780
Total current assets	73,881,786	57,896,599

PLANT AND EQUIPMENT, net	23,774,311	20,930,413

OTHER ASSETS
Prepayments for land use rights	8,806,185	5,074,485
Prepayments for mine acquisitions	16,708,007	8,858,398
Prepayments for construction	14,398,366	16,789,806
Intangible - land use rights, net	1,915,785	1,892,292
Intangible - mineral rights, net	1,948,108	2,629,437
Other assets	115,523	103,110
Total other assets	43,891,974	35,347,528

Total assets	$141,548,071	$114,174,540

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$528,187	$291,750
Notes payable	19,721,000	2,946,000
Short term loans - bank	15,170,000	14,730,000
Short term loans - others	-	515,550
Other payables and accrued liabilities	680,920	1,433,121
Other payables - related party	291,031	51,381
Customer deposits	133,293	106,830
Taxes payable	2,457,227	1,229,019
Total current liabilities	38,981,658	21,303,651

OTHER LIABILITIES
Warrant derivative liability	29,282,791	30,436,087
Total other liabilities	29,282,791	30,436,087

Total liabilities	68,264,449	51,739,738

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common shares, $0.001 par value, 100,000,000 authorized,
20,872,192 and 20,871,192 issued and outstanding as of
December 31, 2010 and June 30, 2010, respectively	20,872	20,871
Additional paid-in capital	79,706	67,269
Statutory reserves	1,979,306	1,837,395
Retained earnings	67,866,001	59,373,726
Accumulated other comprehensive income	3,337,737	1,135,541
Total shareholders' equity	73,283,622	62,434,802

Total liabilities and shareholders' equity	$141,548,071	$114,174,540

SinoCoking News Release	Page 7

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUE	$16,745,332	$14,763,958	$29,753,794	$32,893,419

COST OF REVENUE	9,634,955	8,736,811	17,999,064	17,805,876

GROSS PROFIT	7,110,377	6,027,147	11,754,730	15,087,543

OPERATING EXPENSES:
Selling	71,447	108,718	155,914	303,995
General and administrative	736,493	222,759	1,671,640	454,598
Total operating expenses	807,940	331,477	1,827,554	758,593

INCOME FROM OPERATIONS	6,302,437	5,695,670	9,927,176	14,328,950

OTHER INCOME (EXPENSE), NET
Finance expense, net	(513,106)	(19,239)	(570,056)	(115,963)
Other expense, net	(52,689)	-	(109,387)	(189)
Change in fair value of warrants	(11,447,532)	-	1,472,143	-
Total other income (expense), net	(12,013,327)	(19,239)	792,700	(116,152)

INCOME(LOSS) BEFORE INCOME TAXES	(5,710,890)	5,676,431	10,719,876	14,212,798

PROVISION FOR INCOME TAXES	1,278,833	940,132	2,227,601	2,929,122

NET (LOSS) INCOME	(6,989,723)	4,736,299	8,492,275	11,283,676

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,055,897	603	2,202,196	52,672

COMPREHENSIVE (LOSS) INCOME	$(5,933,826)	$4,736,902	$10,694,471	$11,336,348

WEIGHTED AVERAGE NUMBER OF COMMON SHARE
Basic	20,871,725	13,117,952	20,871,458	13,117,952
Diluted	20,871,725	13,117,952	20,984,101	13,117,952

EARNINGS PER SHARE
Basic	$(0.33)	$0.36	$0.41	$0.86
Diluted	$(0.33)	$0.36	$0.40	$0.86

SinoCoking News Release	Page 8

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,492,275	$11,283,676
Adjustments to reconcile net income to cash
(used in) provided by operating activities:
Depreciation	717,228	1,325,430
Amortization and depletion	779,628	1,592,165
Bad debt expense	31,324
Change in fair value of warrants	(1,478,581)	-
Warrants granted for service	325,285	-
Reservation of mine maintenance fee	141,911	-
Change in operating assets and liabilities
Notes receivable	881,315	(2,311,018)
Accounts receivable, trade	(10,274,564)	(1,281,950)
Other receivables	(1,892,010)	17,942
Inventories	262,624	(1,296,469)
Advances to suppliers	(5,789,974)	(2,336,606)
Accounts payable, trade	231,284	366,749
Other payables and accrued liabilities	(780,044)	472,024
Customer deposits	22,882	(878,460)
Taxes payable	1,171,547	213,551
Net cash (used in) provided by operating activities	(7,157,870)	7,167,034

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal of loans receivable	(2,051,578)	-
Repayment of loans receivable	2,513,308	-
Payments on equipment and construction-in-progress	(512,205)	(3,130,138)
Prepayment on construction	(735,310)	(1,173,120)
Refunds of construction prepayments	1,193,280	-
Prepayment on land use rights	(3,520,176)	-
Prepayments on mine acquisitions	(7,458,000)	-
Net cash used in investing activities	(10,570,681)	(4,303,258)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder contribution	-	9,946
Increase in restricted cash	(4,474,800)	-
Cash proceeds from exercise of warrants	6,000	-
Cash proceeds from notes payables	9,397,080	-
Repayments to short-term loans	(522,060)	(2,808,156)
Proceeds from related parties	710,189	962
Net cash provided by (used in) financing activities	5,116,409	(2,797,248)

EFFECT OF EXCHANGE RATE ON CASH	167,704	392

(DECREASE) INCREASE IN CASH	(12,444,438)	66,920

CASH, beginning of period	17,403,008	278,399

CASH, end of period	$4,958,570	$345,319

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$1,423,742	$2,940,950
Cash paid for interest expense	$658,749	$79,067

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Notes payables not delivered to payee	$7,010,520	$-
Transferred from advances to suppliers to other receivable	$1,652,321	$-
Transferred from Long-term prepayment to construction-in-progress	$2,386,560	$-